UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*
                                             ---

                             Vodavi Technology, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   92857V 10 2
                                 --------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 92857V 10 2                  13G                     Page 2 of 5 Pages
---------------------                                          -----------------
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1.       NAMES OF REPORTING PERSONS I.R.S.  IDENTIFICATION NOS. OF ABOVE PERSONS
         (ENTITIES ONLY)
               Glenn R. Fitchet
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
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3.       SEC USE ONLY

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 4.      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States of America
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                              5.    SOLE VOTING POWER
      NUMBER OF                         350,000
       SHARES             ------------------------------------------------------
    BENEFICIALLY              6.    SHARED VOTING POWER
      OWNED BY                          -0-
        EACH              ------------------------------------------------------
      REPORTING               7.    SOLE DISPOSITIVE POWER
       PERSON                           350,000
        WITH              ------------------------------------------------------
                              8.    SHARED DISPOSITIVE POWER
                                        -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               350,000
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES  CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               7.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
               IN
--------------------------------------------------------------------------------

                                                               Page 3 of 5 Pages


Item 1.

         (a)      Name of Issuer - Vodavi Technology, Inc.

         (b)      Address of Issuer's Principal Executive Offices -

                  8300 East Raintree Drive, Scottsdale, Arizona  85260

Item 2.

         (a)      Name of Person Filing - Glenn R. Fitchet


         (b)      Address of Principal Business Office or, if none, Residence -

                  8300 East Raintree Drive, Scottsdale, Arizona  85260

         (c)      Citizenship  or  Place of  Organization  -  United  States  of
                  America

         (d)      Title of Class of Securities - Common Stock

         (e)      CUSIP Number - 92857V 10 2

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not applicable.

         (a)      [ ]      Broker or Dealer  registered  under Section 15 of the
                           Act

         (b)      [ ]      Bank as defined in section 3(a)(6) of the Act

         (c)      [ ]      Insurance  Company as defined in section  3(a)(19) of
                           the Act

         (d)      [ ]      Investment  Company registered under section 8 of the
                           Investment Company Act

         (e)      [ ]      Investment  Adviser  registered  under section 203 of
                           the Investment Advisers Act of 1940

         (f)      [ ]      Employee Benefit Plan,  Pension Fund which is subject
                           to the provisions of the Employee  Retirement  Income
                           Security   Act  of  1974  or  Endowment   Fund;   see
                           ss.240.13d-1(b)(1)(ii)(F)

         (g)      [ ]      Parent   Holding   Company,    in   accordance   with
                           ss.240.13d-1(b)(ii)(G)

         (h)      [ ]      Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

                                                               Page 4 of 5 Pages


Item 4.  Ownership

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)      Amount Beneficially Owned - 350,000

         (b)      Percent of Class - 7.9%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote - 350,000
                  (ii)     shared power to vote or to direct the vote - -0-
                  (iii)    sole power to dispose or to direct the disposition of
                           - 350,000
                  (iv) shared power to dispose or to direct the disposition of - -0-

         The amount of shares of Common Stock set forth in Items 4(c)(i) and 4(c)(iii) above includes 100,000 shares issuable upon exercise of stock options granted on February 17, 1997. The options vest and become exercisable at the rate of 25,000 per year, beginning on the first anniversary of the date of grant.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10.  Certification


         Not applicable.

                                                               Page 5 of 5 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                February 12, 1998
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                                      Date

                              /s/ Glenn R. Fitchet
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                                    Signature

       Glenn R. Fitchet, President and Director of Vodavi Technology, Inc.
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                                   Name/Title